Exhibit 10.7
SUCAMPO PHARMACEUTICALS, INC.
Non-Employee Director Compensation Program
     Each director who is not an employee of, or a spouse of an employee of, Sucampo Pharmaceuticals, Inc. (the “Company”) (a “Non-Employee Director”) shall receive an annual retainer of $60,000 for service as a director.
     Each Non-Employee Director will also receive a fee of $1,000 for each meeting of the full board or any committee of the board attended in person or by telephone.
     The Company shall reimburse each Non-Employee Director for out-of-pocket expenses incurred in connection with attending any board and committee meetings in person.